Exhibit 99.1

**For Immediate Release**

For more information, contact:
Victor Karpiak: (425) 255-4400

FIRST FINANCIAL NORTHWEST, INC.
REPORTS 2008 ANNUAL NET INCOME OF $4.7 MILLION, OR $0.22 PER SHARE

Renton, Washington – February 2, 2009 – First Financial Northwest, Inc. (the “Company”) (Nasdaq: GMS FFNW), the holding company for First Savings Bank Northwest (“Bank”), announced today that it had net income for the year ended December 31, 2008, of $4.7 million or $0.22 per share.  For the period the Company’s stock was outstanding last year, October 9, 2007 to December 31, 2007, the Company reported a net loss of $10.7 million or a loss per share of $0.51.  For the year ended December 31, 2007, the net loss was $4.0 million. The Company completed its mutual to stock conversion on October 9, 2007.  For the quarter ended December 31, 2008, the Company incurred a net loss of $3.0 million or $0.14 per share compared to a $10.4 million net loss for the same quarter in 2007.  Included in the net loss for the fourth quarter of 2007 was a one-time contribution of $16.9 million of Company stock to the First Financial Northwest Foundation in connection with the mutual to stock conversion.  Mr. Victor Karpiak, Chairman of the Board, President and Chief Executive Officer of the Company, stated, “During the fourth quarter of 2008, there was a further deterioration in the credit markets and the economy.  In addition, employee layoffs have dominated the front page of local newspapers.  As a result of these adverse trends, we have seen a rise in delinquencies in our loan portfolio, which prompted the Company to increase its provision for loan losses by $5.5 million in the fourth quarter of 2008.  If delinquency trends continue, additional increases to our loan loss provision may be needed.  Even with this significant increase in the provision for loan losses, the Company generated $4.7 million in net income for the year ended December 31, 2008.  These economic times have taken its toll on financial institutions but also have created opportunities to enhance our shareholder value.  We remain committed to our community and loyal customers”.

Net interest income for the quarter ended December 31, 2008, decreased $93,000, or 1.1% to $8.1 million compared to $8.2 million for the same period in 2007.  For the year ended December 31, 2008, net interest income increased $8.9 million, or 37.5% to $32.6 million compared to $23.7 million for the same period in 2007.

Total interest income for the fourth quarter of 2008 decreased to $16.9 million from $17.7 million for the comparable quarter in 2007.  This decrease was primarily the result of a lower interest rate environment during the quarter and investment sales during the quarter of $13.2 million which generated a loss of $51,000.  In addition, the reduction in the balance of our investment portfolio throughout the year contributed to the decrease in investment interest income.  These investment sales were part of a liquidity and interest rate strategy to fund our loan growth while enhancing our interest rate spreads.  Liquidity was also generated from these sales to fund our stock buybacks.  During the fourth quarter of 2008, the Federal Home Loan Bank of Seattle (FHLB) announced it would not pay a dividend in the fourth quarter because of the other-than-temporary impairment losses in its investment portfolio.  For the year, interest income increased $2.0 million or 3.0% to $68.6 million from $66.6 million in 2007.  Average interest earning assets increased $130.9 million during 2008, as a result of the Company’s mutual to stock conversion completed in October 2007, while average yields decreased to 5.91% from 6.47%, as a result of the current declining interest rate environment.

Total interest expense for the quarter ended December 31, 2008 decreased $709,000 or 7.4% to $8.9 million from $9.6 million.  For the year ended December 31, 2008, interest expense decreased $6.9 million or 16.1% to $36.0 million from $42.9 million during the comparable period in 2007.  During 2008 average deposits increased $2.7 million while the average cost of deposits decreased 43 basis points to 4.16%.  The average balance for advances from the FHLB decreased $25.5 million for the year ended December 31, 2008 from the comparable period in 2007 while the average cost of advances decreased 186 basis points  to 3.51% from 5.37%.  The Company’s net interest margin, which represents the ratio of net interest income to average interest-earning assets, for the fourth quarter and year ended December 31, 2008, was 2.71% and 2.81%, respectively, compared to 2.98% and 2.30%, respectively, for the comparable periods in 2007.  The Company’s interest rate spread for the fourth quarter of 2008 was 1.85% compared to 1.86% for the same quarter in 2007.  For the years ended December 31, 2008 and 2007, the interest rate spread was 1.84% and 1.75%, respectively.

During the quarter ended December 31, 2008, management evaluated the adequacy of the loan loss reserve and concluded that an additional provision of $5.5 million was needed for the quarter. The provision for loan losses was $4.8 million for the quarter ended December 31, 2007.  Management calculates additions to the allowance for loan losses based on several factors that could affect the loan portfolio.  Some of the factors include growth in the loan portfolio, delinquency rates and the effects of the economic environment.  During the fourth quarter of 2008, the growth in the loan portfolio totaled $37.8 million, net of undisbursed funds, compared to $45.6 million during the quarter ended September 30, 2008.  Nonperforming assets, net of undisbursed funds, related to the construction/land development portfolio increased $18.7 million during the fourth quarter compared to $11.0 million during the quarter ended September 30, 2008.  The effects of the current economic environment also have contributed to the increase in the provision for loan losses.  For the year ended December 31, 2008, the provision for loan losses was $9.4 million compared to $6.0 million for the year ended December 31, 2007.

Noninterest income decreased $1.5 million during the fourth quarter of 2008 compared to the same quarter in 2007. The decrease was primarily attributable to a $1.0 million non-cash charge related to the other-than-temporary impairment of the investment in the AMF Ultra Short Mortgage Fund during the quarter.  For the year ended December 31, 2008, noninterest income was $200,000 compared to $589,000 for the same period in 2007.  This decrease was the result of a $1.6 million non-cash charge related to the other-than-temporary impairment of the investment in the AMF Ultra Short Mortgage Fund, offset by gains on the sales of investments during the year of $1.6 million.  In addition, during the fourth quarter of 2007, the Company received a distribution of $374,000 related to a life insurance policy on one of its retired officers.

Noninterest expense decreased $15.9 million, or 78.9%, for the fourth quarter of 2008 to $4.2 million as compared to $20.1 million for the same quarter in 2007.  In the fourth quarter of 2007, the Company made a one-time contribution of $16.9 million of Company stock to the First Financial Northwest Foundation in connection with its mutual to stock conversion.  Salaries and employee benefits increased $894,000 or 47.0% during the fourth quarter of 2008 compared to the same quarter in 2007.    The increase in salaries was the result of the addition of 23 employees to our staff since December 31, 2007 and a general increase in salaries.  Included in employee benefits expense for the fourth quarter of 2008 was the additional expense for the equity incentive plans of $536,000 which did not exist in the fourth quarter of 2007.  For the year ended December 31, 2008, noninterest expense decreased $11.3 million or 43.4% to $14.7 million compared to $26.0 million for the same period in 2007.  The decrease in noninterest expense was attributable to the $16.9 million one-time contribution to the First Financial Northwest Foundation in 2007.  For the year ended December 31, 2008, compensation expense and employee benefits increased $3.8 million from the same period in 2007 as a result of the increase in staffing levels attributable to operating as a publicly-held company, employee stock ownership plan expense of $1.2 million, and the cost of the equity incentive plans of $762,000, which did not exist in 2007.  Professional fees increased $858,000 for the year ended December 31, 2008 from the same period in 2007 primarily as a result of the Company incurring expenses related to the additional reporting requirements and internal control compliance required by being a publicly-held company.  Other general and administrative expenses increased $817,000 for the year ended December 31, 2008 to $2.3 million from $1.5 million for the year ended December 31, 2007.  The increase was a result of additional regulatory examination expenses and an increase in Washington State business and occupation tax expense.

For the fourth quarter and year ended December 31, 2008 the provision for Federal income tax increased $6.2 million and $7.7 million, respectively from the same periods in 2007.  The increase for the quarter and the year ended December 31, 2008 was the result of both the establishment of a deferred tax valuation allowance of $1.1 million and the absence of the tax-exempt investment income due to the sale of tax-exempt investments during the first quarter of 2008.  This allowance pertains to the deferred tax items arising from the Company’s write-down of its investment in the AMF Ultra Short Mortgage Fund and a portion of the tax benefit arising from the Company’s one-time contribution to the First Financial Northwest Foundation in 2007.  This allowance was considered necessary by management as a result of their analysis of the tax position of the Company and the uncertainty of utilizing all of the tax benefits within the required time limit.

At December 31, 2008, total assets were $1.2 billion, an increase of $103.6 million as compared to December 31, 2007.  Our loan portfolio, net of the allowance for loan losses, increased $154.5 million while our investment portfolio decreased $50.9 million during 2008 due to sales of investments throughout the year as well as normal principal reductions.  Total loans during 2008 increased $136.8 million or 13.7%.  Our one-to-four family residential loan portfolio increased $87.6 million or 20.6% due to higher loan originations.  Included in the one-to-four family residential loan originations are construction loans on completed projects where the builder has paid off the construction loan and enters into a permanent loan to finance the home while it is being leased by a third party.  This practice has become more common this year as builders attempt to maintain adequate liquidity levels.  The multifamily residential loan portfolio increased $24.9 million or 32.7%.  Of this increase, the Company originated $8.2 million of community development loans during 2008 demonstrating its continuing commitment to its primary market area.  The remainder of this increase during 2008 was the result of increased loan demand.  The commercial real estate portfolio increased $55.9 million or 27.3%.  The construction/land development portfolio decreased $37.9 million or 13.1% as the Company has focused attention on its current builder relationships and has not materially expanded its customer base.

At December 31, 2008, nonaccrual loans and loans over 90 days past due, net of the undisbursed portion, totaled $58.6 million.  These loans represented 5.6% of total loans, net of the undisbursed portion at December 31, 2008 compared to 2.8% of total loans at December 31, 2007, and 4.7% of total assets at December 31, 2008 compared to 2.2% of total assets at December 31, 2007.  The majority of the $58.6 million was related to the construction/land development portfolio.  The nonperforming construction/land development loans are located predominately in King County and range in size from $90,000 to $1.2 million.  The Company did not have any real estate owned at December 31, 2008.

	At December 31,
	2008		2007
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate:
One-to-four family residential	$512,446	45.05%	$424,863	42.45%
Multifamily residential	100,940	8.87	76,039	7.60
Commercial	260,727	22.92	204,798	20.46
Construction/land development	250,512	22.02	288,378	28.82
Total real estate	1,124,625	98.86	994,078	99.33

Consumer:
Home equity	12,566	1.11	6,368	0.64
Savings account	205	0.02	127	0.01
Other	156	0.01	177	0.02
Total consumer	12,927	1.14	6,672	0.67

Total loans	1,137,552	100.00%	1,000,750	100.00%

Less:
Loans in process	82,541		108,939
Deferred loan fees	2,848		3,176
Allowance for loan losses	16,982		7,971

Loans receivable, net	$1,035,181		$880,664

“We continue to closely monitor the performance of our loan portfolio.  The economy continues to be in a recession and our delinquency rates continue to increase as is the case with financial institutions around the country.  We are addressing these circumstances by working closely with our borrowers to minimize the risk of loss to both the Bank and the borrower.  If the economic recovery is delayed, this could result in higher delinquency rates which would require us to increase our allowance for loan losses in future periods.”

Total liabilities increased $122.7 million to $954.3 million at December 31, 2008 from $831.6 million for the year ended December 31, 2007.  This increase was primarily the result of an increase in both deposits and advances from the FHLB.  Deposits increased $62.0 million while advances increased $60.2 million.  These increases were used to fund loan growth.  At December 31, 2008 the Company had no brokered deposits.

Total equity of the Company declined $19.2 million or 6.2% to $290.1 million at December 31, 2008 from $309.3 million at December 31, 2007.  This decrease was primarily the result of the repurchase of $22.7 million or 2,473,544 shares of the Company’s stock offset by net income of $4.7 million.  Of the repurchased shares, $9.3 million or 914,112 shares were used to fund the equity incentive plan and the remaining shares were retired.

In connection with their review of the Treasury Department’s TARP Capital Purchase Program, the Board of Directors of the Company decided not to participate in the Program. The Board determined that the costs of the preferred shares that would be issued under the Program and the Program’s limitations on capital management were not in the best interests of the Company or its shareholders.  Mr. Karpiak stated, “In October 2007 we raised approximately $191 million of net proceeds in connection with our mutual to stock conversion.  We continue to maintain our well capitalized position.  As a result of our strong capital position, we are not participating in the TARP Capital Purchase Program, and believe we are well positioned for the future without the need for TARP capital.”

First Financial Northwest, Inc. is a Washington corporation headquartered in Renton, Washington. It is the parent company of First Savings Bank Northwest; a Washington chartered stock savings bank that was originally organized in 1923. The Company serves the Puget Sound Region of Washington that includes King, Snohomish and Pierce Counties, through its full-service banking office. The Company is part of the ABA NASDAQ Community Bank Index as well as the Russell 3000 Index. For additional information about the Company and the Bank, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; continued adverse conditions, either nationally or in our market areas; changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Office of Thrift Supervision and our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets;  our ability to control operating costs and expenses;  our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board; war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December31, 2007.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	December 31,	December 31,
Assets	2008	2007

Cash on hand and in banks	$3,366	$3,675
Interest-bearing deposits	600	787
Federal funds sold	1,790	7,115
Investments available for sale	149,323	119,837
Investments held to maturity (fair value
of $0 and $81,545)	—	80,410
Loans receivable, net of allowance of $16,982 and $7,971	1,035,181	880,664
Premises and equipment, net	13,026	13,339
Federal Home Loan Bank stock, at cost	7,413	4,671
Accrued interest receivable	5,532	5,194
Deferred tax assets, net	9,266	7,093
Goodwill	14,206	14,206
Prepaid expenses and other assets	4,737	3,897
Total assets	$1,244,440	$1,140,888

Liabilities and Stockholders' Equity

Deposits	$791,483	$729,494
Advances from the Federal Home Loan Bank	156,150	96,000
Advance payments from borrowers for taxes
and insurance	2,745	2,092
Accrued interest payable	478	132
Federal income tax payable	336	726
Other liabilities	3,140	3,158
Total liabilities	954,332	831,602

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	—	—
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 21,293,368 and 22,852,800
shares at December 31, 2008 and December 31, 2007	213	229
Additional paid-in capital	202,167	224,181
Retained earnings, substantially restricted	102,358	102,769
Accumulated other comprehensive income (loss), net	887	(1,180)
Unearned Employee Stock Ownership Plan (ESOP) shares	(15,517)	(16,713)
Total stockholders' equity	290,108	309,286
Total liabilities and stockholders' equity	$1,244,440	$1,140,888

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Dollars in thousands, except share data)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Interest income
Loans, including fees	$15,101	$15,250	$60,318	$56,123
Investments available for sale	1,793	1,392	6,799	5,950
Tax-exempt investments available for sale	47	—	627	—
Investments held to maturity	—	115	—	334
Tax-exempt investments held to maturity	—	849	—	3,474
Federal funds sold and interest bearing deposits with banks	11	122	810	660
Dividends on Federal Home Loan Bank stock	(17)	9	47	28
Total interest income	$16,935	$17,737	$68,601	$66,569
Interest expense
Deposits	7,710	8,406	31,632	34,825
Federal Home Loan Bank advances	1,159	1,172	4,346	8,023
Total interest expense	$8,869	$9,578	$35,978	$42,848
Net interest income	8,066	8,159	32,623	23,721
Provision for loan losses	5,500	4,800	9,443	6,000
Net interest income after provision for loan losses	$2,566	$3,359	$23,180	$17,721
Noninterest income (loss)
Net gain (loss) on sale of investments	(51)	—	1,606	—
Other-than-temporary impairment loss on investments	(1,017)	—	(1,640)	—
Other	55	453	234	589
Total noninterest income (loss)	$(1,013)	$453	$200	$589
Noninterest expense
Salaries and employee benefits	2,796	1,902	9,208	5,383
Occupancy and equipment	301	298	1,188	1,060
Professional fees	366	383	1,477	619
Data processing	135	130	486	468
Contribution to First Financial Northwest Foundation	—	16,928	—	16,928
Other general and administrative	639	463	2,328	1,511
Total noninterest expense	$4,237	$20,104	$14,687	$25,969
Income (loss) before provision for federal income taxes	(2,684)	(16,292)	8,693	(7,659)
Provision (benefit) for federal income taxes	305	(5,891)	4,033	(3,675)
Net income (loss)	$(2,989)	$(10,401)	$4,660	$(3,984)
Basic earnings (loss) per share (1)	$(0.14)	$(0.51)	$0.22	$(0.51)
Diluted earnings (loss) per share (1)	$(0.14)	$(0.51)	$0.22	$(0.51)

(1) The Company completed its mutual to stock conversion on October 9, 2007.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios

	At or For the		At or For the
	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Performance Ratios:
Return (loss) on assets (1) (3)	(0.96)	(3.68)%	0.39%	(0.37)%
Return (loss) on equity (2) (3)	(3.97)	(14.34)	1.50	(2.59)
Equity-to-assets ratio (4)	24.26	25.65	25.70	14.37
Interest rate spread (5)	1.85	1.86	1.84	1.75
Net interest margin (6)	2.71	2.98	2.81	2.30
Book value per common share (7)	13.62	13.53	13.62	13.53
Tangible equity to tangible assets (8)	22.43	26.19	22.43	26.19
Average interest-earning assets to
average interest-bearing liabilities	128.63	132.04	131.20	113.48
Efficiency ratio (9) (10)	60.07	233.43	44.75	106.82
Noninterest expense as a percent of
average total assets (10)	1.37	7.11	1.22	2.42

Capital Ratios (11):
Tier 1 leverage	15.61	16.62	15.61	16.62
Tier 1 risk-based	23.04	24.84	23.04	24.84
Total risk-based	24.30	25.91	24.30	25.91

Asset Quality Ratios (12):
Nonaccrual and 90 days or more past due loans
as a percent of total loans	5.56	2.81	5.56	2.81
Nonperforming assets as a percent
of total assets	4.71	2.19	4.71	2.19
Allowance for losses as a percent of
total loans	1.61	0.89	1.61	0.89
Allowance for losses as a percent of
nonperforming loans	28.96	31.83	28.96	31.83
Net charge-offs to average loans
receivable, net	0.04	-	0.04	-

(1)	Net income divided by average total assets.
(2) Net income divided by average equity.
(3)	Noninterest expense in 2007 included a one-time expense for the establishment of the First Financial Northwest Foundation of $16.9 million.
Without this one-time expense, the return on assets for the three months and year ended December 31, 2007 would have been 2.31% and 1.21%, respectively, and return on equity for the same periods would have been
9.00% and 8.41%, respectively.
(4)	Average equity divided by average total assets.
(5)	Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(6)	Net interest margin is calculated as net interest income
divided by average interest-earning assets.
(7)	Outstanding shares divided by stockholders' equity.
(8)	Tangible equity is equity less goodwill and other
intangible assets.
(9)	The efficiency ratio represents the ratio of noninterest
expense divided by the sum of net interest income
and noninterest income
(10)	Noninterest expense in 2007 included a one-time expense for the establishment of the First Financial Northwest Foundation of $16.9 million.
Without this one-time expense, the efficiency ratio for the three months and year ended December 31, 2007 would have been 36.89% and 37.19%, respectively, and noninterest expense as a percent of average total assets for the same periods would have been 1.12% and 0.84%, respectively.
(11)	Capital ratios are for First Savings Bank Northwest only.
(12)	Nonaccrual and nonperforming loans/assets and
total loans are calculated net of undisbursed funds

11